Exhibit 99.1

Florida East Coast Industries Announces Agreement to Settle Consolidated Class Action Lawsuit

JACKSONVILLE, Fla., July 13 — Florida East Coast Industries, Inc. (NYSE: FLA)(“FECI”) announced that it has entered into a memorandum of understanding with plaintiffs’ counsel and the other named defendants in the consolidated class action concerning FECI’s proposed merger with a subsidiary of certain investment funds managed by affiliates of Fortress Investment Group LLC pending in the Circuit Court for the Fourth Judicial Circuit in and for Duval County, Florida under the caption In re: Florida East Coast Industries, Inc. Shareholder Litigation, Lead Case No. CA-07-003919.

Under the terms of the memorandum of understanding, FECI, the other named defendants and the plaintiffs have agreed to settle the action subject to court approval. If the court approves the settlement contemplated in the memorandum of understanding, the action will be dismissed with prejudice.

Pursuant to the terms of the memorandum of understanding, FECI has agreed to make available to its shareholders certain additional information in connection with the proposed merger. This additional information is set forth in a supplement to FECI’s definitive proxy statement, which is dated June 14, 2007. The supplement was filed with the Securities and Exchange Commission on July 13, 2007 and is being mailed to FECI’s shareholders. In return, the plaintiffs have agreed to the dismissal of the consolidated action and to withdraw all motions filed in connection therewith. In addition, FECI or its successor will pay legal fees and expenses of plaintiff’s counsel, subject to approval by the court.

The settlement of the consolidated class action will not affect the amount of the special dividend or the merger consideration to be paid in the merger, any other term of the merger or the timing of the special meeting of shareholders.

FECI, Fortress and the other named defendants deny all of the allegations in the consolidated class action and believe that the disclosures in its definitive proxy statement are appropriate and adequate under the law. Nevertheless, FECI, Fortress and the other named defendants in the consolidated class action have agreed to settle the purported class action litigation in order to avoid costly litigation and eliminate the risk of any delay to the closing of the merger.

About Florida East Coast Industries, Inc.

Florida East Coast Industries, Inc., headquartered in Jacksonville, FL, conducts operations through two distinct businesses, Flagler Development Group (Flagler), its commercial real estate operation, and Florida East Coast Railway, L.L.C. (FECR). Flagler owns, develops, leases and holds in joint ventures, approximately 8.6 million square feet of Class-A office and industrial space, as well as an additional 1,916,000 square feet under construction. Flagler space consists of Class-A office and industrial properties, primarily in Jacksonville, Orlando and South Florida counties of Palm Beach, Broward and Miami-Dade. In addition, Flagler provides construction, consulting, third party brokerage and property management (includes Flagler’s wholly-owned portfolio, as well as approximately 10.5 million square feet for third parties) services and owns 846 acres of entitled land in Florida, which is available for development of up to an additional 15.9 million square feet and Flagler owns approximately 3,089 acres of other Florida properties. FECR is a regional freight railroad that operates 351 miles of mainline track from Jacksonville to Miami and provides intermodal drayage services at terminals located in Atlanta, Jacksonville, Ft. Pierce, Ft. Lauderdale and Miami. For more information, visit the Company’s website at www.feci.com.

Important Information

SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND SUPPLEMENT CAREFULLY, AS THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION THAT SHAREHOLDERS SHOULD CONSIDER BEFORE MAKING A DECISION ABOUT THE MERGER. In addition to receiving the proxy statement and supplement from the Company by mail, shareholders will be able to obtain the proxy statement and supplement, as well as other filings containing information about the Company, without charge, from the Securities and Exchange Commission’s website ( http://www.sec.gov ) or, without charge, from the Company’s website at www.feci.com or by directing such request to Florida East Coast Industries, Inc., 10151 Deerwood Park Blvd., Jacksonville, Florida 32256, Attention: Investor Relations.

Participants in Solicitation

The Company and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the merger. Information regarding the Company and its directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2006, its proxy statement, dated April 25, 2007, for its 2007 annual meeting of shareholders, its proxy statement, dated June 14, 2007, and the supplement, dated July 13, 2007, relating to the merger, which are filed with the Securities and Exchange Commission.

This press release contains forward-looking statements regarding future events. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the inability to complete the merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to completion of the merger, including the receipt of shareholder approval and regulatory approvals; (3) the failure to obtain the necessary debt financing arrangements set forth in commitment letters received in connection with the merger; (4) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (5) the ability to recognize the benefits of the merger; (6) the amount of the costs, fees, expenses and charges related to the merger and the actual terms of certain financings that will be obtained for the merger; and (7) the impact of the substantial indebtedness incurred to finance the consummation of the merger; and other risks that are set forth in FECI’s SEC filings. Many of the factors that will determine the outcome of the subject matter of this press release are beyond FECI’s ability to control or predict. Forward-looking statements speak only as of the date the statement was made. FECI assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. If FECI does update any forward-looking statement, no inference should be drawn that FECI will make additional updates with respect to that statement or any other forward-looking statements.

SOURCE Florida East Coast Industries, Inc.

Bradley D. Lehan, Vice President-Treasurer of Florida East Coast Industries, Inc.,

+1-904-996-2817